INVESTMENT MANAGEMENT AGREEMENT

Muzinich Aviation Income Fund (mAIR)
THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made this 5th day of June, 2026, by and between Muzinich Aviation Income Fund (mAIR), a Delaware statutory trust (the “Fund”), and Muzinich & Co., Inc., a Delaware corporation (the “Investment Manager” and, together with the Fund, the “Parties” and each a “Party”).
WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act; and
WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and
WHEREAS, the Fund desires to retain the Investment Manager to render investment management services with respect to the Fund, and the Investment Manager is willing to render such services; and
WHEREAS, the Investment Manager may, subject to the approval of the Fund’s Board of Trustees (the “Board”) and other approvals required pursuant to the 1940 Act, retain one or more sub-advisers (the “Sub-Advisers”) to render portfolio management services to the Fund pursuant to investment sub-advisory agreements between the Investment Manager and each such Sub-Adviser (each, a “Sub-Advisory Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:
1.    Appointment and Acceptance. The Fund hereby appoints the Investment Manager to act as investment manager to the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Investment Manager may provide such other additional services to the Fund as reasonably requested by the Fund and agreed to by the Investment Manager.
2.    Duties and Authorities of the Investment Manager. The Fund employs the Investment Manager to furnish and manage a continuous investment program for the Fund. The Investment Manager will continuously review, supervise, and administer the investment program of the Fund and determine in its discretion the securities or other assets to be purchased, held, sold, or exchanged on behalf of the Fund. The Investment Manager shall provide the Fund with records concerning the Investment Manager’s activities related to this Agreement which the Fund is required to maintain, and it shall render regular reports to the Fund’s officers and the Board concerning the Investment Manager’s discharge of the foregoing responsibilities. The Investment Manager shall also make its officers and employees available to the Board and Fund officers for consultation and discussions regarding the Investment Manager’s services provided to the Fund under this Agreement.
Subject to the Investment Manager’s acceptance, the Investment Manager may (i) serve as the Fund’s valuation designee pursuant to Rule 2a-5 under the 1940 Act if requested by the Board, and (ii) provide one or more officers to serve as the Fund’s derivatives risk manager pursuant to Rule 18f-4 under the 1940 Act if a derivatives risk manager is required pursuant to Rule 18f-4 and requested by the Board, in each case subject to the Board’s approval. The Investment Manager and/or its officers and other personnel may similarly serve as designee, administrator, manager, or otherwise with respect to additional programs and requirements under the federal securities laws, subject to requisite Board approval and the Investment Manager’s acceptance.
3.    Delegation to Sub-Advisers. The Investment Manager is authorized to delegate any or all of its investment management obligations under this Agreement to one or more sub-advisers, and may enter into agreements with the Sub-Advisers, and may replace any such Sub-Advisers from time to time in its discretion, in accordance with the 1940 Act, the Advisers Act, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the Securities and Exchange Commission (the “SEC”), and if applicable, exemptive orders or similar relief granted by the SEC, and upon receipt of approval of such Sub-Advisers by the Board and by shareholders of the Fund (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or similar relief). The Investment Manager shall be responsible for supervising the investment management activities of the Sub-Advisers to which it has delegated responsibility in carrying out the investment program of the Fund. The retention of a Sub-Adviser by the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement. The Investment Manager may pay a Sub-Adviser a portion of the compensation received by the Investment Manager hereunder.
4.    Additional Authority and Responsibilities of the Investment Manager. The Investment Manager shall discharge its responsibilities under this Agreement subject to the oversight of the Board and in compliance with the objectives, policies, and limitations for the Fund set forth in the Fund’s current registration statement and applicable laws and regulations. The Investment Manager also agrees to comply with (a) the Fund’s Agreement and Declaration of Trust and Bylaws, as the same may be amended from time to time, (b) any policies, guidelines, instructions and procedures approved by the Board, and (c) any future amendments or supplements to the Fund’s registration statement that, in each case, are provided, in writing, to the Investment Manager with reasonable notice prior to implementation. Nothing contained herein shall be deemed to require the Fund to take any action contrary to the Fund’s Agreement and Declaration of Trust, Bylaws, or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund. In this connection, the Investment Manager acknowledges that the Board retains ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of the Fund’s shareholders.
The Investment Manager shall have the power to carry out any and all of the objectives and purposes of the Fund, as described in the Fund’s Prospectus and Statement of Additional Information, and to perform all acts and enter into and perform all contracts and other undertakings on behalf of the Fund, including delegating such power to perform or to enter into and perform all contracts and undertaking to the Sub-Advisers, as the Investment Manager deems appropriate in connection with the provision of its services contained herein. Without limiting the foregoing powers, the Investment Manager shall have all specific rights and power to do, or to delegate the power to the Sub-Advisers to do, the following on behalf of the Fund:
(i)    acquire, hold, manage, vote, own and dispose of securities and any other assets held by the Fund;
(ii)    vote proxies, exercise rights, options, warrants, conversion privileges and repurchase privileges, and to tender securities pursuant to a tender offer, but it is understood and agreed that the Investment Manager shall have no obligation to initiate or participate in litigation on behalf of the Fund;
(iii)    review, select, analyze, structure, negotiate and close investment transactions and their related agreements, instruments and other documents, and in connection

2

with such investment transactions, enter into, execute, assist in the preparation of, deliver and consummate all agreements, instruments and other documents, including credit agreements, collateral agreements, security agreements, and other similar agreements;
(iv)    provide service on committees of, and in other capacities with, issuers of and obligors on investments and other assets of the Fund (including on creditors’ committees), vote with respect to investments and other assets of the Fund (whether in person, by proxy, consent or otherwise), and sell short investments and cover such sales;
(v)    direct the investments of the Fund and dispose of them in such manner and at such times as the Investment Manager or applicable Sub-Advisers determine;
(vi)    initiate, participate in and settle judicial, arbitration, administrative or similar proceedings to protect the assets of the Fund, enforce the Fund’s rights or otherwise defend the interests of the Fund;
(vii)    cooperate with persons or entities engaged by the Fund to render services to the Fund, including without limitation, attorneys, accountants, custodians, transfer agents, investment brokers or finders, investment bankers, appraisers, loan servicers, and business advisors;
(viii)    to the extent the Investment Manager believes appropriate, employ techniques to hedge portfolio risk (but not for speculative purposes) including, without limitation, through the use of options, forward and futures contracts and other instruments (relating to securities, currencies or other assets);
(ix)    pursuant to applicable law, comply with requests from governmental authorities having jurisdiction over the Fund or its assets; and
(x)    take such other actions as may be necessary or advisable in connection with the foregoing.
5.    Fund Transactions. The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities and other assets for the Fund and is directed to use its best efforts to obtain “best execution” under the particular circumstances of each transaction taking into account such factors as the Investment Manager deems relevant and considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Investment Manager will promptly communicate to the Fund officers and the Board such information relating to portfolio transactions as they may reasonably request where the Investment Manager is in possession of such information. In connection with the investment and reinvestment of the assets of the Fund, the Investment Manager is authorized (and can delegate to the Sub-Advisers) to execute for the Fund as its agent and attorney-in-fact standard customer agreements and other documentation in connection with opening trading accounts with brokers, dealers or futures commission merchants and other trading counterparties, including, but not limited to, ISDA agreements, and in connection with the rights and powers granted to the Investment Manager under Section 2 of this Agreement (and subject to the approval of the Board to the extent required by the 1940 Act, any specific provision of this Agreement, and/or the Fund’s policies and procedures) to do such other things necessary or incidental to the furtherance or conduct of the Fund’s purchases, sales or other transactions.

3

It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.
On occasions when the Investment Manager deems the purchase or sale of an investment, security or futures contract or options thereon to be in the best interest of the Fund as well as other clients of the Investment Manager, the Investment Manager may, to the extent permitted by applicable law and regulations, aggregate the order to be sold or purchased. In such event, the Investment Manager will allocate investments, securities or futures contracts or options thereon so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Investment Manager reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.
The Investment Manager or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to (a) the requirement that the Investment Manager seeks to obtain best execution under the circumstances for the transaction; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; and (d) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Investment Manager under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Investment Manager or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for these services in addition to the Investment Manager’s fees for services under this Agreement.
All securities and other property of the Fund shall remain in the direct or indirect custody of the Fund’s custodian except as otherwise authorized by the Board.
6.    Administrative Duties of the Investment Manager. The Investment Manager will perform the clerical and administrative services related to its obligations set forth in this Agreement and necessary to the operation of the Fund (other than services provided by the Fund’s underwriter and distributor, custodian, accounting agent, administrator, transfer agent, dividend and interest paying agent, and other contracted service providers). The Investment Manager is authorized to conduct relations with custodians, transfer agents, depositaries, underwriters and distributors, brokers, dealers, placement agents, banks, insurers, accountants, attorneys, pricing agents, and other persons as may be deemed necessary or desirable. To the extent requested by the Fund, the Investment Manager shall: (i) provide information regarding the Investment Manager and its obligations pursuant to this Agreement to the Fund’s service providers to assist such service providers in the preparation, review, and filing of the Fund’s registration statements and any amendments and supplements thereto, proxy statements, shareholder reports and communications, and other regulatory reports; (ii) provide information regarding the Investment Manager and its obligations pursuant to this Agreement to assist the Fund’s service providers in the preparation and review of Board and committee meeting materials and reports; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board pursuant to the Investment Manager’s request; and (iv) supervise any other aspect of the Fund’s administration as may be agreed upon by the Fund and the Investment Manager, including the Fund’s share repurchases pursuant to Rule 23c-3 under the 1940 Act. The Fund shall promptly reimburse the Investment Manager or its affiliates for all out-of-pocket expenses incurred in providing the services set forth in this Section.
7.    Expenses of the Investment Manager. The Investment Manager will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein. In addition, with respect to the operation of the Fund, the Investment Manager shall be responsible for (A) the Fund’s

4

underwriting and distribution fees, to the extent (1) such fees are not covered by sales loads imposed on the sale of Fund shares or by any plan adopted by the Fund pursuant to Rule 12b-1 under the 1940 Act (a “12b-1 Plan”), and (2) the Investment Manager agrees in writing to pay such fees; (B) the reasonable costs of any special Board meeting or shareholder meeting convened for the primary benefit of the Investment Manager or, if such special Board meeting or shareholder meeting includes one or more agenda or discussion items that are not for the primary benefit of the Investment Manager, then the Investment Manager will be responsible for only its pro-rata share of such costs as determined in good faith by the Investment Manager and the Fund; and (C) the costs of the Investment Manager’s in-person attendance at regularly scheduled Board meetings, the dates of such Board meetings to be provided to the Investment Manager by the Fund with reasonable notice. Except as otherwise specifically stated herein or pursuant to a separate agreement, the Investment Manager shall not be responsible for any of the Fund’s expenses, including, but not limited to, brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.
8.    Fund Expenses. The Fund is responsible for all of its own expenses not explicitly assumed by the Investment Manager, including, but not limited to, organizing and maintaining the Fund as a legal entity, the initial registration and offering of Fund shares; ongoing expenses of the issuance, sale, or repurchase of Fund shares; investment management fees; costs of transfer agency and shareholder services, custody, fund administration and accounting, pricing and fair valuation, legal, compliance, audit, tax, and other services; interest expenses; costs of leverage; taxes and governmental fees; stock exchange listing expenses; brokerage commissions and other expenses incurred in connection with the execution of portfolio transactions on behalf of the Fund; the Fund’s pro rata share of investment and investment related expenses paid to third parties by the Investment Manager or any Sub-Adviser in connection with identifying, sourcing, evaluating, valuing, structuring, holding, and disposing of investments (including, without limitation, tax and legal structuring to align the investment with the Fund’s regulatory or tax needs or efficiencies), and including such costs for transactions that are not completed (e.g., broken deal expenses); expenses of printing and distributing regulatory reports (e.g., shareholder reports, prospectuses, repurchase offers, and statements of additional information) and communications to Fund shareholders; expenses incurred in connection with any distribution plan adopted by the Fund pursuant to Rule 12b-1 under the 1940 Act; insurance and fidelity bond expenses, litigation expenses; fees and salaries payable to the Fund’s Board members and officers who are not “interested persons” of the Fund or the Investment Manager (as defined in the 1940 Act); all expenses incurred in connection with the Board members’ services, including travel expenses, trade association dues or educational program expenses determined appropriate by the Board, and legal fees of counsel for those members of the Board who are not “interested persons” of the Fund; and extraordinary expenses not incurred in the ordinary course of business.
9.    Compensation of the Investment Manager.
(a)    Management Fee. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Investment Manager compensation at an annual rate of 1.25%, accrued daily and payable monthly in arrears by the 10th business day of the next succeeding month, based upon the daily “Managed Assets” of the Fund. Managed Assets means the total value of all assets of the Fund (including any assets attributable to any leverage that is outstanding), less the amount equal to all accrued debts, liabilities, and obligations of the Fund (excluding debts, liabilities and obligations representing financial leverage and the aggregate liquidation preference of any outstanding preferred shares). The value of the Fund’s assets for this purpose shall be computed in accordance with the Fund’s policies and procedures for calculating its net asset value. In the case of a partial month, compensation will be based on the number of days during the month in which the Investment Manager provided services to the Fund. Compensation will be paid to the Investment Manager before giving effect to any repurchase of any shares in the Fund effective as of that date. The Investment Manager may, in its discretion and from time to time, reduce any portion of the compensation due to it pursuant to this

5

Agreement or assume fund expenses in fulfillment of payments due from the Investment Manager to limit the Fund’s expenses pursuant to a separate agreement (if any). Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Manager hereunder or to continue future payments.
(b)    Expense Reimbursement. The Investment Manager may agree to temporarily cover a Fund expense by paying, on behalf of the Fund, an amount to the Fund’s creditor, and the Fund shall promptly reimburse the Investment Manager for any such Fund expense following receipt of reasonable documentation therefore. All rights of expense reimbursement under this Agreement for expenses temporarily covered as of the termination date of this Agreement shall survive the termination of this Agreement
10.    Books and Records. The Investment Manager shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein and as required by applicable law or regulation or as may be necessary for the Investment Manager to supply to the Fund or the Board the information required to be supplied under this Agreement. The Investment Manager will maintain all books and records required by applicable law to be maintained by an investment adviser with respect to the securities transactions of the Fund. The Fund and the Investment Manager agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information regarding their affairs as each may reasonably request.
Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Investment Manager on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request; provided that the Investment Manager may make and retain copies of such records.
11.    Status of the Investment Manager. The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
12.    Limitation of Liability and Indemnification of the Investment Manager.
(a)    In the absence of willful misfeasance, gross negligence, reckless disregard of its obligations to the Fund, material violation of applicable law, or bad faith, the Investment Manager and any owner, partner, member, manager, director, officer, or employee of the Investment Manager, or any of their affiliates, executors, heirs, assigns, successors, or other legal representatives, shall not be subject to liability to the Fund or its shareholders under this Agreement for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, instrument, or other asset by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Investment Manager, any affiliate of the Investment Manager, or any Sub-Adviser, except as may otherwise be provided under provisions of applicable state law or federal securities law which cannot be waived or modified hereby.
(b)    To the fullest extent permitted by law, the Fund shall indemnify, defend, and hold harmless the Investment Manager, or any owner, partner, member, manager, director, officer, or employee of the Investment Manager, and any of their affiliates, executors, heirs, assigns, successors, or other legal representatives (each such person being a “Manager Indemnitee”), against any claim, loss,

6

damage, liability, reasonable cost, or reasonable expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) to which the Manager Indemnitee may be liable that arises or results from (i) this Agreement or the performance of any services under this Agreement, so long as such Liabilities did not arise primarily from such Manager Indemnitee’s willful misfeasance, gross negligence, reckless disregard of its obligations and duties under this Agreement, violation of applicable law, or bad faith, and (ii) the Investment Manager’s obligation to indemnify a Sub-Adviser or any owner, partner, member, manager, director, officer, or employee of the Sub-Adviser, and any of their affiliates, executors, heirs, assigns, successors, or other legal representatives under the terms of the Sub-Adviser’s Sub-Advisory Agreement so long as such indemnification obligations did not arise primarily from such indemnitee’s willful misfeasance, gross negligence, reckless disregard of its obligations and duties under this Agreement, material violation of applicable law, or bad faith,. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.
(c)    To the fullest extent permitted by law, the Investment Manager shall indemnify, defend, and hold harmless the Fund, all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), and all affiliates, executors, heirs, assigns, successors, or other legal representatives of such controlling persons (each such person, in addition to those defined elsewhere herein, a “Fund Indemnitee”) against any Liability to which the Fund Indemnitee may be liable that results from the Investment Manager’s willful misfeasance or gross negligence in connection with the performance of its obligations under this Agreement, reckless disregard of its obligations and duties under this Agreement, material violation of applicable law, or bad faith. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.
(d)    Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Manager Indemnitee or Fund Indemnitee that is seeking indemnification, as the case may be (an “Indemnitee”) was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnitee was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of Trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party Trustees”) or (b) an independent legal counsel in a written opinion. An Indemnitee shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnitee shall provide to the Fund a written affirmation of its good-faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (i) the Indemnitee shall provide a security in form and amount acceptable to the Fund for its undertaking; (ii) the Fund is insured against losses arising by reason of the advance; or (iii) a majority of a quorum of disinterested non-party Trustees or independent legal counsel, in a written opinion, shall have determined,

7

based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnitee will ultimately be found to be entitled to indemnification.
(e)    The Investment Manager shall not be obligated to perform any service not described in this Agreement. The Investment Manager shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved or that the Investment Manager’s overall management of the Fund will be successful. The Fund understands that investment decisions made for the Fund by the Investment Manager are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be profitable.
(f)    The Investment Manager is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund’s Agreement and Declaration of Trust or other organizational documents and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Investment Manager shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. In addition, the Investment Manager shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee.
13.    Authority; No Conflict. The Investment Manager represents, warrants, and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which the Investment Manager or any of its affiliates are a party.
14.    Fund Representations. The Fund represents, warrants and agrees that it (a) has all requisite power and authority to enter into and perform its obligations under this Agreement; (b) has taken all necessary actions to authorize its execution, delivery and performance of this Agreement; and (c) has furnished to the Investment Manager copies of each of the following documents: (i) the governing documents of the Fund; (ii) the resolutions of the Board approving the engagement of the Investment Manager as investment adviser of the Fund and approving this Agreement; and (iii) current copies of the Fund’s Prospectus and Statement of Additional Information. The Fund shall furnish the Investment Manager from time to time with copies of all material amendments of or material supplements to each of the foregoing, if any, with reasonable notice prior to implementation.
15.    License of the Investment Manager’s Name and Trademark. The Investment Manager grants to the Fund a non-exclusive license to use the name “Muzinich” and corresponding trademarks of the Investment Manager (the “Name”) as part of the name and trademark of the Fund for so long as the Investment Manager or one of its approved affiliates serves as the investment manager of the Fund. The foregoing authorization by the Investment Manager to the Fund to use the Name is not exclusive of the right of the Investment Manager itself to use, or to authorize others to use, the Name. The Fund acknowledges and agrees that, as between the Fund and the Investment Manager, the Investment Manager has the right to use, or authorize others to use, the Name. The Fund shall (1) only use the Name in a manner consistent with uses approved by the Investment Manager; (2) adhere to such specific quality control standards as the Investment Manager may from time to time promulgate; and (3) protect the reputation and goodwill of the Name.
The Investment Manager shall have the right to require the Fund to cease using the Name as part of the Fund’s name, and for all other purposes for which the license is granted hereunder, if the Fund ceases, for any reason, to employ the Investment Manager or one of its approved affiliates as the Fund’s investment manager. Thereafter, the Fund will not transact any business using the Name; provided, however, that to the extent required by law, regulation or regulatory guidance, the Fund may continue to

8

make reference to the prior name of the Fund in its prospectuses, regulatory filings, marketing materials and similar documents, and the Fund may continue to use any supplies of prospectuses, marketing materials and similar documents that the Fund had on the date of such name change in quantities not exceeding those historically produced and used in connection with such Fund.
16.    Duration and Termination. This Agreement shall become effective upon the commencement of the Investment Manager’s management of the continuous investment program for the Fund pursuant to Section 2 of this Agreement, which may be the Fund’s performance inception date (the “Effective Date”). This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years after the Effective Date, and thereafter may continue in effect only if such continuance is specifically approved as required under the 1940 Act or any exemptive order issued by, or guidance, interpretation, or position of the staff of, the SEC with respect thereto; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided therein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder.
Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by vote of a majority of members of the Board or by vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ written notice to the Investment Manager, or by the Investment Manager at any time, without the payment of any penalty, on at least 60 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment.
As used in this Section, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the SEC or its staff.
17.    Notice. Any notice required or permitted to be given by either Party to the other Party shall be deemed sufficient if sent by delivery service, registered or certified mail (postage prepaid), or by email addressed by the Party giving notice to the other Party at the last address furnished by the other Party to the Party giving notice, which as of the date of this Agreement is:
If to the Investment Manager:
Muzinich & Co., Inc.
Attn: Cheryl Rivkin
450 Park Avenue
New York, NY 10022
Email: crivkin@muzinich.com
If to the Fund:
Muzinich Aviation Income Fund (mAIR)
Attn: Secretary
c/o U.S. Bank Global Fund Services
615 East Michigan Street
Milwaukee, WI 53202
Email: cefaccelerator@usbank.com

9

18.    Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
19.    Governing Law. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act, respectively, and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act or the Advisers Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.
20.    Amendment. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by all Parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.
21.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22.    Headings. The headings in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.
23.    Track Record. Notwithstanding anything else to the contrary herein, the Investment Manager shall retain a right to use the investment performance and track record of the Fund (including in marketing materials) to the extent permitted by law. Further, for the avoidance of doubt, the Investment Manager shall be entitled to retain a copy and use records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.
24.    Miscellaneous. Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a statute, rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such statute, rule, regulation or order.
25.    No Third-Party Beneficiaries. The Parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the Parties hereto and any natural person or entity obtaining rights hereunder as an Indemnitee and that there shall be no third-party beneficiaries to this Agreement, either express or implied.
[Signature Page Follows]

10

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the day and year first written above.

MUZINICH AVIATION INCOME FUND (mAIR) /s/ Benjamin J. Eirich By: Benjamin J. Eirich Title: President
MUZINICH & CO., INC. /s/ Cheryl Rivkin By: Cheryl Rivkin Title: Chief Administrative Officer